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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

DYNAMIC MATERIALS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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DYNAMIC MATERIALS CORPORATION
5405 Spine Road
Boulder, Colorado 80301

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 26, 2010

To the Stockholders of DYNAMIC MATERIALS CORPORATION:	April 14, 2010

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of DYNAMIC MATERIALS CORPORATION, a Delaware corporation, will be held on May 26, 2010, at 8:30 a.m. local time at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado, for the following purposes:

          1.     To elect six directors to hold office until the 2011 Annual Meeting of Stockholders.

          2.     To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

          3.     To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the proxy statement accompanying this notice.

        The Board of Directors has fixed the close of business on April 12, 2010, as the record date for the determination of stockholders entitled to notice of, and to vote at, this Annual Meeting and at any adjournment or postponement thereof.

        Similar to last year we will be using the "Notice and Access" method that allows companies to provide proxy materials to stockholders via the Internet. On or about April 14, 2010, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials which contains specific instructions on how to access Annual Meeting materials via the Internet, as well as instructions on how to request paper copies. We believe this process should provide a convenient way to access your proxy materials and vote. The Proxy Statement and the Annual Report for the fiscal year ended December 31, 2009 are available at www.edocumentview.com/boom.

By Order of the Board of Directors,
/s/ RICHARD A. SANTA RICHARD A. SANTA Senior Vice President, Chief Financial Officer and Secretary

Boulder, Colorado

        ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE FOLLOW THE INSTRUCTIONS PROVIDED TO YOU AND VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES OF RECORD ARE HELD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

DYNAMIC MATERIALS CORPORATION
5405 Spine Road
Boulder, Colorado 80301

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 26, 2010

 INFORMATION CONCERNING SOLICITATION AND VOTING

General

        The Board of Directors (the "Board") of Dynamic Materials Corporation, a Delaware corporation, is soliciting proxies for use at the Annual Meeting of Stockholders to be held on May 26, 2010, at 8:30 a.m., local time, or at any adjournment or postponement thereof, for the purposes described in this proxy statement and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the St. Julien Hotel, which is located at 900 Walnut Street, Boulder, Colorado. On or about April 14, 2010, we will mail to all stockholders entitled to vote at the meeting, a Notice of Internet Availability of Proxy Materials that contains specific instructions on how to access Annual Meeting materials via the Internet, as well as instructions on how to request paper copies. Unless the context otherwise requires, references to "the company," "we," "us" or "our" refer to Dynamic Materials Corporation.

Solicitation

        We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of the Notice of Internet Availability of Proxy Materials and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies via the Internet may be supplemented by mail, telephone, telegram, or personal solicitation by our directors, officers, or other regular employees. No additional compensation will be paid to directors, officers, or other regular employees for such services.

Outstanding Shares and Quorum

        Only holders of record of common stock at the close of business on April 12, 2010, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 12, 2010, we had 12,959,663 shares of common stock outstanding and entitled to vote. Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

        A majority of the outstanding shares of common stock entitled to vote represented in person or by proxy will constitute a quorum at the Annual Meeting. However, if a quorum is not represented at the Annual Meeting, the stockholders entitled to vote at the meeting, present in person or represented by proxy, have the power to adjourn the Annual Meeting from time to time, without notice other than by announcement at the Annual Meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the originally scheduled meeting.

Voting Rights

        Votes cast by proxy or in person will be counted by one or more persons appointed by us to act as inspectors (the "Election Inspectors") for the Annual Meeting. The Election Inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for the purpose of determining the presence of a quorum and for determining the outcome of any matter submitted to the stockholders for a vote.

        Broker non-votes occur when a broker holding stock in street name votes the shares on some matters but not others. Brokers are permitted to vote on routine, non-controversial proposals in instances where they have not received voting instruction from the beneficial owner of the stock but are not permitted to vote on non-routine matters. The missing votes on non-routine matters are deemed to be "broker non-votes." The Election Inspectors will treat broker non-votes as shares that are present and entitled to vote for the purpose of determining the presence of a quorum. Prior to 2010, the election of directors was considered a routine matter for which brokers were permitted to vote shares without customer direction. Beginning this year, brokers are no longer permitted to vote shares for the election of directors without customer direction. Therefore, we urge you to give voting instructions to your broker on all proposals.

        Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Abstentions and broker non-votes are considered neither votes "for" nor "against." Proxies may not be voted for a greater number of persons than the six named nominees. It is intended that unless authorization to vote for one or more nominees for director is withheld, proxies will be voted for the election of all of the nominees named in this Proxy Statement.

        The selection of our auditors will be ratified if the number of votes of authorized shares of our common stock cast in favor of the respective proposal exceeds the votes cast opposing the proposal. Abstentions and broker non-votes are considered neither a vote "for" nor "against" this proposal.

Revocability of Proxies

        Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time prior to the Annual Meeting. It may be revoked by filing with our Secretary at our principal executive office, 5405 Spine Road, Boulder, Colorado 80301, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy. If no direction is indicated, the shares will be voted FOR each of the proposals set forth in this proxy statement. The persons named in the proxies will have discretionary authority to vote all proxies with respect to additional matters that are properly presented for action at the Annual Meeting.

Stockholder Proposals

        Proposals of stockholders that are intended to be presented at our 2011 Annual Meeting of Stockholders must be received by us not later than December 15, 2010, in order to be included in the proxy statement and proxy relating to that annual meeting.

        Notice of any stockholder proposal to be considered at our 2011 Annual Meeting, but not included in the proxy materials, must be submitted in writing and received by us not later than 60 days and not earlier than 90 days prior to the first anniversary of this year's annual meeting date; provided, however, that in the event that fewer than 70 days' notice or public announcement of the date of the meeting is given or made to stockholders, to be timely, notice by the stockholder must be received not later than the close of business of the tenth day following the day on which we first publicly announce the meeting date.

 PROPOSAL 1

ELECTION OF DIRECTORS

        There are six nominees for election to the Board. Each director to be elected will hold office until the 2011 Annual Meeting of Stockholders. In any event, a director elected pursuant to this proxy statement will hold office until his successor is elected and is qualified, or until such director's earlier death, resignation, or removal.

        Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Corporate Governance and Nominating Committee of the Board may propose. Each person nominated for election has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

NOMINEES

        The names of the nominees and certain information about them are set forth below. In addition, we have included information about each nominee's specific experience, qualifications, attributes or skills that led our Board of Directors to conclude that the nominee should serve as a director of the Company at the time we are filing this proxy statement, in light of our business and corporate strategy.

Name	Position	Age
Dean K. Allen	Chairman of the Board	74
Yvon Pierre Cariou	Director, President and Chief Executive Officer	64
Richard P. Graff	Director	63
Bernard Hueber	Director	68
Gerard Munera	Director	74
Rolf Rospek	Director	52

        Dean K. Allen.    Mr. Allen has served as a director since July 1993 and Chairman of the Board since May 2006. In January 2001, Mr. Allen retired as President of Parsons Europe, Middle East and South Africa, a position he had held since February 1996. Mr. Allen was Vice President and General Manager of Raytheon Engineers and Constructors, Europe, from February 1994 to December 1995. Earlier in his career, Mr. Allen served as Executive Vice President of Fluor Corporation, where he was employed for 25 years. As Executive Vice President of Fluor Corporation, Chairman of the Engineering and Construction Group, Member of the Board of Directors and Executive Committee, he was also a member of several subsidiary boards. He also served on the board of directors of Tecnoconsult International, a multinational engineering and consulting firm focusing on energy, industrial and civil infrastructure projects. Mr. Allen is a graduate mechanical engineer, with an MBA from Wharton, and was a participant in the International Senior Managers Program at Harvard. In addition, he has participated in several continuing education programs on corporate governance and currently is a member of the Compensation Subcommittee of the Forum of Corporate Directors.

        As a director of the Company for over 16 years, Mr. Allen has detailed knowledge of the Company's development, historical business cycles and customer base. Mr. Allen, from his over 40 years of experience employed by and leading significant engineering and construction companies, has a deep understanding of many of the Company's key end-use customer segments and the dynamics affecting their respective industries and business environments. Mr. Allen's past work with, and ties within, multinational companies bring to the Board valuable strategic insight and guidance for the Company's multinational operations and international customer and supplier base. With over 20 years of board experience with various multinational companies, Mr. Allen also brings extensive corporate governance experience and insight to the Board.

        Yvon Pierre Cariou.    Mr. Cariou has served as our President and Chief Executive Officer since November 2000 and as a director since May 2006. Prior to joining the Company, from 1998 to 2000, Mr. Cariou was President and Chief Executive Officer of Astrocosmos Metallurgical Inc., a division of Groupe Carbone Lorraine of France, involved in the design and fabrication of process equipment for the chemical and pharmaceutical industries. From 1991 to 1998, Mr. Cariou held executive leadership positions at Hydrodyne/FPI Inc., an aerospace propulsion components manufacturer, and MAINCO Corp., an elevator design, build and service company and a division of Nu-Swift, a public company based in the United Kingdom. Earlier in his career, Mr. Cariou served as President and Chief Executive Officer of two industrial and engineering companies. He also was employed fifteen years with Carbone Lorraine, a global industrial components manufacturer, where he held various executive positions in France and the United States, including President of Carbone USA Corp. Mr. Cariou graduated with a degree in mechanical engineering from Ecole Nationale Superieure des Arts et Metiers in Paris and obtained an MBA from Fairleigh Dickinson University.

        As our President and Chief Executive Officer for nearly a decade, Mr. Cariou has detailed knowledge of our operations and corporate strategy. In this role, he has primary accountability for accomplishing operational excellence and successfully achieving our strategy. He led and implemented our acquisition of DYNAenergetics in late 2007, increasing our share of the worldwide explosion cladding business as well as diversifying the Company's business into the Oilfields Products segment. Mr. Cariou has been actively overseeing the integration of this significant acquisition into the Company's operations. From his decades of leadership experience with global manufacturing companies, he brings both valuable "process" and "product" expertise and focus to the Board as well as in leading the Company.

        Richard P. Graff.    Mr. Graff has served as a director since June 2007. He is a retired partner of PricewaterhouseCoopers LLP where he served as the audit leader in the United States for the mining industry, until his retirement on December 31, 2001. Mr. Graff began his career with PricewaterhouseCoopers LLP in 1973. Since his retirement, Mr. Graff has been a consultant to the mining industry and, most recently, has served as a member of a Financial Accounting Standards Board task force for establishing accounting and financial reporting guidance in the mining industry. He currently serves on the board of directors of Yamana Gold Inc and Anatolia Minerals Development Limited. He received his undergraduate degree in Economics from Boston College and his post-graduate degree in Accounting from Northeastern University.

        With his more than 35 years of experience in public company accounting, including as a partner with a "big four" public accounting firm and consulting on accounting policy and practice in the mining industry, Mr. Graff brings substantial insight and experience to the Company, especially with regard to accounting and financial reporting matters for a company operating worldwide. Mr. Graff has served as a director on boards of public companies since 2005, and currently serves on the board of two other multinational public companies. This experience brings insight as to best practices with respect to accounting, corporate governance and other issues for multinational public companies.

        Bernard Hueber.    Mr. Hueber rejoined the Board in June 2006; previously, he served as a director from June 2000 to June 2005 and was Chairman of the Board from June 2000 until June 2002. From 1972 to 1990, Mr. Hueber served as managing director of the explosives division of Nobel Bozel group and was therefore involved in the acquisition and development of its cladding activities in Europe. From 1990 to 2000, Mr. Hueber served as the Chairman of the Board and Chief Executive Officer of Nobel Explosifs France when it became a subsidiary of Groupe SNPE and as General Manager of its Industrial Explosive Division. He then participated in SNPE's acquisition of the Swedish cladding activities and in 2000 in bringing together SNPE cladding subsidiaries with the Company. He was nominated Chairman of the Board of the Company in 2000 to consolidate these operations. From 1975 to 2005 Mr. Hueber was deeply involved in safety as a Director, and from 2002 as Secretary General, of SAFEX, an industry association with the objective to increase safety in the explosive manufacturing sites throughout the world. Following his retirement from Groupe SNPE in June 2002 and until January 2008, Mr. Hueber was the Secretary General of the Federation of European Explosives Manufacturers (FEEM). During this time, Mr. Hueber also worked as an independent consultant. From June 2003 to June 2007, Mr. Hueber served as a Director of Financiere Harle Bickford & Cie and its subsidiary Davey Bickford & Smith. These companies are involved in pyrotechnics for the explosives and automotive industries and in radio communication. Mr. Hueber is a graduate of Ecole Polytechnique in Paris and started his career by working successively with Societe Generale, a leading bank in France, and with a U.S. air conditioning firm, Trane Corp.

        Mr. Hueber has detailed knowledge of the Company's development, historical business cycles, customer base and competitive environment from his experience of nearly 10 years as a director of the Company, including two as the Company's Chairman, as well as his 30 years' prior work with the predecessor company to the Company's European operations. From his extensive experience in the explosives business and work with FEEM, he brings insights to the Company in regulatory, safety, operational and supplier issues facing the Company in this key area. Mr. Hueber also brings to the Board more than 40 years of management experience leading in multinational manufacturing companies.

        Gerard Munera.    Mr. Munera has served as a director since September 2000. From October 1996 to the present, Mr. Munera has been General Manager of Synergex Group LLC, a personally controlled holding company with diversified investments, including real estate, securities, gold mining and high technology industries. Mr. Munera currently is also a director of public companies Mag Industries Corporation and Nevsun Resources Ltd as well as private companies. Between 1990 and 1991, Mr. Munera was Senior Vice President of Corporate Planning and Development and a member of the Executive Committee of RTZ plc, a British mining and mineral processing company. Between 1991 and 1994, Mr. Munera was President of Minorco (USA), a diversified $1.5 billion natural resources group. From 1994 to October 1996, Mr. Munera was Chairman and CEO of Latin American Gold Inc., a gold exploration and mining company. Mr. Munera is a graduate of Ecole Polytechnique and Ecole Nationale des Ponts et Chaussees, both in Paris.

        As a director of the Company for nearly a decade, Mr. Munera has detailed knowledge of the Company's development, historical business cycles and customer base. From his prior executive and director roles, he has extensive experience in the mining and metallurgical industries, a key customer base of the Company's explosion welding division. Through over four decades of successful business experience, he also brings a solid international exposure, financial literacy, extensive management experience, as well as extensive work in strategic planning and implementing corporate goals. As a director to other public companies, he brings experience and insight to the Board on corporate governance and leadership issues.

        Rolf Rospek.    Mr. Rospek has served as Chief Executive of our DYNAenergetics subsidiary since it was acquired on November 15, 2007 and as a director since that same date. From October 2001 to November 15, 2007, Mr. Rospek was Chief Executive Officer and a managing director of DYNAenergetics Beteiligungs GmbH. From April 1993 to October 2001, Mr. Rospek was employed by Dynamit Nobel where he served in various sales, marketing and management positions, including general manager of their DYNAwell business unit from March 1998 to October 2001 and general manager of their Dynaplat business unit from March 1999 to October 2001. Prior to joining Dynamit Nobel, Mr. Rospek served as general manager of the logging department of Preussag, Erdöl und Erdgas GmbH, an oil and gas company that is now a subsidiary of Gaz de France. For several years during the 1980's, Mr. Rospek worked for Atlas Wireline Services—which is now part of Baker Hughes and operates under the name Baker Atlas—where he held various engineering and management positions in Germany, England, Italy, and Holland. Mr. Rospek graduated with a degree in Physics (Dipl. Ing. Physikalische Technik) at the Fachhochschule Lübeck in Lübeck, Germany.

        In connection with the acquisition of DYNAenergetics two and a half years ago, we agreed to appoint Mr. Rospek as a director. This acquisition expanded our explosion welding operations as well as enabled us to diversify into a new business of manufacturing and selling a range of proprietary and nonproprietary products for the global oil and gas industries. As the chief executive of this growing Oilfield Products segment and its predecessor company for the past twelve years, Mr. Rospek has detailed knowledge of this important segment's business, customer base, strategy and growth opportunities. He has extensive experience in establishing and managing sales operations in many of the world's regions in which we are operating or expanding our business.

Requisite Vote

        Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Abstentions and broker non-votes are considered neither votes "for" nor "against."

THE BOARD RECOMMENDS
A VOTE "FOR" EACH NAMED NOMINEE

Executive Officers

        The following individuals serve as our executive officers. Each executive officer is appointed by the Board and serves at the pleasure of the Board, subject to the terms of the employment agreement described under "Executive Compensation."

Name	Position	Age
Yvon Pierre Cariou	President and Chief Executive Officer	64
Richard A. Santa	Senior Vice President, Chief Financial Officer and Secretary	59
John G. Banker	Senior Vice President, Customers and Technology	63

        Yvon Pierre Cariou.    Information regarding Mr. Cariou, our President and Chief Executive Officer, is provided under Proposal 1 of this proxy statement under the caption, "Nominees."

        Richard A. Santa.    Mr. Santa has served as our Senior Vice President, Chief Financial Officer and Secretary since January 2008; our Vice President, Chief Financial Officer and Secretary from October 1996 to December 2007; and our interim Chief Financial Officer from August 1996 to October 1996. Prior to joining us in August 1996, Mr. Santa was Corporate Controller of Scott Sports Group Inc. from September 1993 to April 1996. From April 1996 to August 1996, Mr. Santa was a private investor. From June 1992 to August 1993, Mr. Santa was Chief Financial Officer of Scott USA, a sports equipment manufacturer and distributor. Earlier in his career, Mr. Santa was a senior manager of PricewaterhouseCoopers LLP, where he was employed for ten years.

        John G. Banker.    Mr. Banker has served as our Senior Vice President, Customers and Technology since January 2008 and our Vice President, Marketing and Sales, Clad Metal Division from June 2000 to December 2007. From June 1996 to June 2000, Mr. Banker was President of CLAD Metal Products, Inc. From June 1977 to June 1996, Mr. Banker was employed by us and served in various technical, sales and management positions. Mr. Banker held the position of Senior Vice President, Sales and New Business Development from June 1991 to July 1995.

Board of Directors

  Meeting Attendance

        Directors are encouraged to attend our Annual Meeting of Stockholders. All of our directors attended the 2009 Annual Meeting of Stockholders held on June 4, 2009.

        During the fiscal year ended December 31, 2009, each of our current directors attended more than 75% of the aggregate of (i) the number of meetings of the Board held during the period in which he was a director and (ii) the number of meetings of the committees on which he served.

  Director Independence

        The Board has determined that four of our six current directors, Messrs. Allen, Graff, Hueber and Munera, all of whom are nominated for re-election, are "independent" directors as defined in Section 10A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the rules promulgated by the Securities and Exchange Commission ("SEC") thereunder, and the applicable rules of the NASDAQ. In making its determinations of independence, in addition to consideration of the relevant SEC and NASDAQ rules, the Board considered factors for each director such as any other directorships, any employment or consulting arrangements, and any relationship with our customers or suppliers. Mr. Cariou, our President and Chief Executive Officer, and Mr. Rospek, the Chief Executive of DYNAenergetics, are the only Board members who are not independent based on these criteria. All members of the Audit

Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee are independent directors.

        Our independent, non-executive directors hold regularly scheduled meetings in executive session, at which only independent, non-executive directors are present.

  Board Leadership Structure

        The Company does not have a policy on whether the Chairman and Chief Executive Officer positions should be separate or combined. Currently we have separated the positions of Chairman and Chief Executive Officer. Our Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while our Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board.

  Board Committees and Meetings

        During the fiscal year ended December 31, 2009, the Board held five meetings, including one telephonic meeting. The Board currently has an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and a new Quality and Safety Committee which met for the first time during the fiscal year ended December 31, 2009.

  The Audit Committee

        The Audit Committee meets with our independent registered public accounting firm at least four times a year to review the results of the annual audit and discuss the financial statements and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee also appoints the independent registered public accounting firm. For the full year ended December 31, 2009, Messrs. Graff, Allen, Hueber and Munera were members of the Audit Committee, with Mr. Graff serving as Chairman. All members of the Audit Committee are non-employee directors whom the Board has determined to be "independent" as that concept is defined in Section 10A of the Exchange Act, the rules promulgated by the SEC thereunder, and the applicable rules of the NASDAQ. The Audit Committee has determined that Mr. Graff qualifies as an "audit committee financial expert" under the rules of the SEC. The Audit Committee met five times during the 2009 fiscal year.

        In June 2000, the Board adopted a written Charter of the Audit Committee. The Charter of the Audit Committee, which was revised in April 2004, requires the Audit Committee be comprised of three or more independent directors, at least one of whom has relevant financial or accounting experience. The Charter of the Audit Committee was also revised in April 2007 to charge the Audit Committee with the responsibility of reviewing any related party transactions for potential conflicts of interest pursuant to our Related Party Transaction Policy and Procedures, which are described in more detail under, "Certain Relationships and Related Transactions." The Charter of the Audit Committee may be viewed on our website, www.dynamicmaterials.com.

  The Compensation Committee

        The Compensation Committee makes recommendations concerning salaries and incentive compensation, grants equity-based awards to employees and non-employee directors under our stock incentive plan and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. During the fiscal year ended December 31, 2009, the Compensation Committee was composed of Messrs. Allen, Hueber and Munera, with Mr. Allen serving as the Chairman. All members of the Compensation Committee are non-employee directors whom the Board has determined to be "independent" as that concept is defined in Section 10A of the Exchange Act, the rules promulgated by the SEC thereunder, and the applicable rules of the NASDAQ. The Compensation Committee met in person two times during the 2009 fiscal year.

        In August 2006, the Board adopted a written Charter of the Compensation Committee. The Charter of the Compensation Committee was revised in April 2007 to charge the Compensation Committee with responsibility for reviewing and discussing the Compensation Discussion and Analysis (the "CD&A") with the Company's executives and determining whether to recommend that the CD&A be included in the Company's Annual Report or proxy statement for the Annual meeting of stockholders. The Charter of the Compensation Committee may be viewed on our website, www.dynamicmaterials.com.

        The Compensation Committee is authorized to form and delegate responsibility to subcommittees of the Compensation Committee or other persons as it deems necessary or appropriate. It is unlikely the Compensation Committee will delegate responsibilities to any subcommittee unless such subcommittees shall meet all applicable independence requirements. It is also unlikely that the Committee will delegate responsibilities to persons other than independent directors any functions that are required—under applicable law, regulation or NASDAQ rules—to be performed by independent directors.

  The Corporate Governance and Nominating Committee

        In June 2006, the Board established a Corporate Governance and Nominating Committee and adopted a Charter for the committee. During the fiscal year ended December 31, 2009, the Corporate Governance and Nominating Committee was composed of Messrs. Allen, Bernard and Munera, with Mr. Munera serving as Chairman. The main purposes of this Committee are (i) to identify and recommend individuals to the Board for nomination as members of the Board and its committees; (ii) to develop and recommend to the Board corporate governance principles applicable to the Company; (iii) to oversee the Board's annual evaluation of its performance; and (iv) to undertake such other duties as the Board may from time to time delegate to the Committee. The Corporate Governance and Nominating Committee met once during the 2009 fiscal year. The Charter of the Corporate Governance and Nominating Committee may be viewed on our website, www.dynamicmaterials.com.

        The Corporate Governance and Nominating Committee does not have a formal policy with regard to the consideration of any director nominees recommended by its stockholders because historically we have not received recommendations from our stockholders and the costs of establishing and maintaining procedures for the consideration of stockholder nominations would have been unduly burdensome. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees recommended by Board members, management or other parties are evaluated. Any stockholder nominations proposed for Board consideration should include the nominee's name and qualifications for Board membership and should be mailed to Dynamic Materials Corporation, c/o Corporate Secretary, 5405 Spine Road, Boulder, Colorado 80301, or faxed to (303) 604-1897. We do not intend to treat stockholder recommendations in any manner differently from other recommendations.

        Qualifications for consideration as a director nominee may vary according to the particular area of expertise being sought as a complement to the existing Board composition. However, in making its nominations, the Corporate Governance and Nominating Committee considers, among other things, an individual's business experience, industry experience, financial background, breadth of knowledge about issues affecting our business, time available for meetings and consultation, integrity, independence, diversity of experience, leadership and other particular skills and experience possessed by the individual. Diversity is considered in the nominating process as described above and in our Governance and Nominating Committee Charter, which provides that we develop and recommend to the Board the criteria for Board membership, including, among other things, integrity, independence, diversity of experience, leadership and he ability to exercise sound judgment. We do not have a separate Board diversity policy.

        We do not currently employ an executive search firm or pay a fee to any other third party to locate qualified candidates for director positions.

  Director Leadership of Quality and Safety Committee

        At the direction of the Board, the Company has established a Quality and Safety Committee comprised of the Company's Chief Executive Officer, two independent directors and up to three Company managers. Mr. Hueber serves as the Chairman of this Committee. Messers. Allen and Cariou are also members of this Committee, together with managers of some of the Company's U.S. and European operating divisions. The purpose of this Committee is to review, at least annually, the Company's performance in meeting its quality and safety objectives established by management and to facilitate the Board's oversight of these critical operational issues. The Quality and Safety Committee met once during the 2009 fiscal year as it inspected several of the Company's manufacturing facilities over several days.

  Risk Oversight

        Our senior management manages the risks facing the Company under the oversight and supervision of the Board. While the full Board is ultimately responsible for risk oversight at our Company, two of our Board committees assist the Board in fulfilling its oversight function in certain areas of risk. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk in the areas of financial reporting and internal controls. The Quality and Safety Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks related to operations and safety. Other general business risks such as economic and regulatory risks are monitored by the full Board. Risk management and assessment reports are regularly provided by management to these committees and the full Board.

  Compensation Risk Assessment

        Our Compensation Committee considered whether our compensation program encouraged excessive risk taking by employees at the expense of long-term Company value. Based upon its assessment, the Compensation Committee does not believe that our compensation program encourages excessive or inappropriate risk-taking. The Compensation Committee believes that the design of our compensation program, which includes a mix of annual and long-term incentives, cash and equity awards and retention incentives, is balanced and does not motivate imprudent risk-taking.

  Communications with the Board

        The Board believes that it is important for stockholders to have a process to send communications to the Board. Accordingly, stockholders desiring to send a communication to the Board, or to a specific director, may do so by delivering a letter to our Secretary at Dynamic Materials Corporation, c/o Corporate Secretary, 5405 Spine Road, Boulder, Colorado 80301 or fax to (303) 604-1897. The mailing envelope or fax cover sheet must contain a clear notation indicating that the enclosed letter is a "Stockholder-Board Communication" or "Stockholder-Director Communication." All such letters must identify the author as a stockholder and clearly state whether the intended recipients of the letter are all members of the Board or certain specified individual directors. The Secretary will open such communications and make copies and then circulate them to the appropriate director or directors.

 PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board has selected Ernst & Young LLP ("E&Y") as our independent registered public accounting firm for the fiscal year ending December 31, 2010. E&Y has been so engaged since July 18, 2002.

        Ratification of the selection of E&Y by stockholders is not required by law. However, as a matter of internal policy, such selection is being submitted to the stockholders for ratification at the Annual Meeting and it is the present intention of the Board to continue this policy.

        A representative of E&Y will be present at the annual meeting and will be available to respond to appropriate questions. We do not anticipate that the representative will make a prepared statement at the meeting; however, he or she will be free to do so if he or she chooses.

Audit Fees

        We paid E&Y approximately $584,000 and $685,000 for aggregate fees billed for professional services rendered for the audit of our 2009 and 2008 annual financial statements and review of our 2009 and 2008 quarterly financial statements.

Audit Related Fees

        We paid E&Y approximately $14,000 and $21,000 for aggregate fees billed for audit related fees for the 2009 and 2008 fiscal years respectively.

Tax Fees

        We paid E&Y approximately $34,000 and $40,000 for aggregate fees billed related to federal and state tax compliance during the 2009 and 2008 fiscal years respectively. We paid $29,000 and $159,000 during 2009 and 2008, respectively, for tax advice and tax planning.

All Other Fees

        We did not pay E&Y any fees in 2009 or 2008 for other professional services.

Audit Committee Pre-Approval Policies and Procedures

        In accordance with the SEC's rules requiring the Audit Committee to pre-approve all audit and non-audit services provided by our independent auditor, the Audit Committee has adopted a formal policy on auditor independence requiring the approval by the Audit Committee of all professional services rendered by our independent auditor prior to the commencement of the specified services. The Audit Committee approved all services performed by E&Y in fiscal year 2009 in accordance with our formal policy on auditor independence.

Requisite Vote

        The selection of our auditors will be ratified if the number of votes of authorized shares of our common stock cast in favor of the proposal exceeds the votes cast opposing the proposal. Abstentions and broker non-votes are considered neither a vote "for" nor "against" this proposal.

THE BOARD RECOMMENDS
A VOTE "FOR" PROPOSAL 2.

        Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, that might incorporate future filings, including this proxy statement, in whole or in part, the following Audit Committee Report and the Compensation Committee Report shall not be deemed to be "Soliciting Material," and are not deemed "filed" with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filings.

 REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

        As of December 31, 2009, the Audit Committee of Dynamic Materials Corporation (the "Company") was comprised of Messrs. Richard P. Graff (Chairman), Dean K. Allen, Bernard Hueber, and Gerard Munera, each of whom the Board of Directors of the Company has determined to be independent as that concept is defined in Section 10A of the Exchange Act, the rules promulgated by the SEC thereunder; and the applicable rules of the NASDAQ. As required by the revised written Charter of the Audit Committee adopted by the Board of Directors in April 2004, the Audit Committee reviewed and discussed the Company's audited financial statements with the Company's management. The Audit Committee has also discussed with Ernst & Young LLP ("E&Y"), the Company's independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended. The Audit Committee has received from E&Y the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and the Audit Committee has discussed with E&Y that firm's independence. Nothing came to the attention of the Audit Committee that caused the Audit Committee to believe that the audited financial statements contain any materially misleading information or omit any material information. Based upon these discussions and the Audit Committee's review, the Audit Committee recommended to the Board of Directors that the Company include the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2009.

        The Audit Committee also reviewed and discussed the fees paid, as listed below, to E&Y during the last two fiscal years for audit and non-audit services and has determined that the provision of the non-audit services are compatible with E&Y's independence. For fiscal year 2009, the Company paid E&Y aggregate fees of approximately $661,000. For fiscal year 2008, the Company paid E&Y aggregate fees of approximately $905,000.

Audit Committee Members
Richard P. Graff, Chairman Dean K. Allen Bernard Hueber Gerard Munera

 COMPENSATION PROCEDURES

        Our executive compensation program is administered by our Compensation Committee. Below is a discussion of the process and procedures followed by the Compensation Committee in determining the 2009 compensation for our named executive officers as well as setting the 2010 compensation levels and frame work for 2010 performance bonuses.

Roles of the Parties Involved in Executive Compensation Decisions

        Role of Compensation Committee.    As provided in the Compensation Committee Charter, the Compensation Committee is composed of at least three non-employee directors who are also "independent directors," as defined under the applicable corporate governance rules of NASDAQ, and operates pursuant to its charter. The Compensation Committee determines the compensation arrangements of our named executive officers and recommends to the Board for its consideration and approval, the aggregate amount of equity-based compensation for our other employees. The Compensation Committee seeks to ensure that our compensation policies and practices are consistent with our values and pay philosophy and support the successful recruitment, development and retention of executive talent who are focused on achieving our business objectives and optimizing our long-term financial returns to stockholders. Additional information regarding the Compensation Committee is contained in the section of this proxy statement entitled, "Board of Directors—Board Committees and Meetings—The Compensation Committee."

        Role of Outside Compensation Consultant.    Since early 2006, the Compensation Committee has used an outside compensation consultant to assist the Compensation Committee in making compensation decisions with respect to the named executive officers. The Compensation Committee engaged the Harlon Group in mid-2009 as its consultant to replace it previous consultant, the principal of whom had died earlier that year. Harlon Group is an independent firm that provides consultation services to boards of directors and their compensation committees and does not provide any other services to us. The Compensation Committee engaged Harlon Group to review the Company's overall executive officer and director compensation in comparison to other comparably sized public companies in industries similar to the Company's, to help the Compensation Committee identify the appropriate mix of compensation components for compensating our executive officers and to facilitate the Compensation Committee's determination of our executive officers' performance bonus payments.

        Role of Chief Executive Officer in Compensation Decisions.    Our Chief Executive Officer confers with the chairman of the Compensation Committee in determining the base salary compensation for the executive officers other than himself. In 2010 our Chief Executive Officer will also propose recommendations to the Compensation Committee as to the 2010 performance bonus for each of the named executive officers other than the Chief Executive Officer.

Meetings of Compensation Committee

        The 2009 salary and framework for performance bonuses for the named executive officers were set by the Compensation Committee at its December 2008 meeting. The formula for the named executive officers' incentive bonus that was earned for 2009 is contained in the Company's Performance-Based Plan that was approved by the Compensation Committee at that December 2008 meeting and approved by the stockholders at the 2009 annual stockholders meeting. The Compensation Committee had two meetings in 2009 and two meetings in January 2010 to determine 2009 performance bonuses and equity grants as well as to set compensation for 2010. The Compensation Committee also reviewed and refined its philosophy on compensating our executive officers at each of the meetings at which it set compensation for 2009 and 2010.

        At the direction of the Compensation Committee, Harlon Group prepared various materials and analysis to assist the Compensation Committee in its review and determination of compensation for the named executive officers. The Compensation Committee members reviewed this draft report prior to their October 2009 meeting and requested additional information for a subsequent draft report presented prior to their January 2010 meeting.

Comparator Group Research

        At the direction of the Compensation Committee, Harlon Group researched market compensation levels and trends. This research focused on all aspects of compensation for our named executive officers. Harlon Group gathered research data from several different data sources, including various executive compensation surveys of companies in metal fabrication and advanced metals industries with comparable annual revenues. Data for those few competing companies in our primary industry is not available. Our competitors are either privately held, foreign-owned and/or are wholly-owned subsidiaries or divisions of larger companies and no applicable compensation information is publicly available. Rather, we have reviewed the executive compensation packages of a "comparator group" or similarly-sized, public companies that operate in the somewhat related metal fabrication and advanced metals industries: Altra Holdings, Inc.; AZZ Incorporated; Cabot Microelectronics Corp.; CARBO Ceramics, Inc.; Chart Industries Inc.; Gorman-Rupp Company; Great Lakes Dredge & Dock Corporation; Haynes International Inc.; Houston Wire & Cable Company; Insteel Industries, Inc.; L.B. Foster Company; LMI Aerospace, Inc.; McGrath RentCorp; Preformed Line Products; RTI International Metals, Inc.; Sun Hydraulics Corporation; T-3 Energy Services, Inc.; Universal Stainless & Alloy Products, Inc.

        The different aspects of research included identifying compensation levels by executive position, broken down by salary, bonuses and equity grants. Among other things, the research also identified the proportion of total pay that is based on performance as well as the compensation for various executive officer positions relative to one another. The research compared the Company's historic levels of executive compensation to that of the median and mean of these comparator groups.

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy and Objectives of Our Executive Compensation Program

        Our compensation philosophy is to (i) provide a compensation program that attracts, motivates, and retains high-caliber managerial talent; (ii) offer compensation opportunities that are competitive with those provided by other comparable U.S. public companies as determined by our market research; (iii) create incentive compensation opportunities that emphasize the importance of achieving both short-term performance measures (i.e., annual) and long-term strategic goals; and (iv) sponsor incentive pay programs which are linked to stockholder value. The principal forms of executive compensation are base salary, an annual incentive bonus based on the net income of the Company, an annual performance bonus based on achievement of non-objective criteria and equity grants of restricted stock.

        Below is a brief summary of the objectives of our executive compensation program:

  1.
  Linkage to Our Performance. Our executive compensation program strives to link executive compensation to the Company's performance as well as the individual executive's performance. To this end, a sizable portion of each named executive officer's total compensation package is linked to accomplishing specific and measurable goals, including growing revenue profitably and increasing stockholder value. We believe net income should be used as the primary metric in determining performance levels for the award of incentive bonuses and equity grants.

    We believe that the interests of our named executive officers should be closely aligned with those of our stockholders. We have historically used grants of stock options and restricted shares to reinforce a long-term focus on delivering value to stockholders. Additional retirement compensation that we granted in 2008 was awarded in the form of restricted stock, the restrictions of which lapse five years from grant. This also provides a benefit level that is driven by the Company's performance. Beginning in fiscal year 2007, we established stock ownership guidelines for key executives including the named executive officers (and directors), as described in more detail below. We strongly believe that stock ownership by our executives and directors further motivates them to build long-term value by reinforcing the alignment of their interests with those of our stockholders.

  2.
  Pay Mix. We strive for a pay mix that reflects our compensation philosophy and performance-driven culture. A high proportion of total pay for our named executive officers comes from incentive and performance bonuses and equity awards that tie compensation to the Company's performance as well as the performance of the executive. On average, about two-thirds or more of the total compensation packages for our named executive officers is intended to be delivered through non-salary, short-term and long-term incentives.

  3.
  Competitive Compensation Levels. We operate in a highly competitive business environment; therefore, our compensation programs need to support the goal of attracting and retaining highly talented employees. We believe our named executive officers should be compensated relative to the market median of comparable companies and consistent with the Company's performance.

    During 2009, we compared the compensation of our named executive officers to the market data we had gathered to help establish compensation levels for each executive. See "Compensation Procedures—Comparator Group Research." We select the median as we intend not to pay compensation at levels significantly below or above the midpoint of market, taking into account the Company's performance compared to that of members of this comparator group. Our philosophy on annual and long-term incentive compensation is that it should vary with our performance, relative to budgets, goals and expectations.

  4.
  Perquisites. We provide few perquisites to our named executive officers. In 2009, the named executive officers received certain supplemental disability and life insurance benefits. Coverage under the supplemental life insurance policies for 2009 was $750,000 for our Chief Executive Officer and $415,000 for each of the other named executive officers. Also in 2009 we leased automobiles for the full year for the Chief Executive Officer, Chief Financial Officer, and the Senior Vice President, Customers and Technology. We also paid all operating expenses associated with the leased automobiles.

  5.
  Retirement Benefits. Through the end of 2009, we did not sponsor any retirement plan for executives that would provide a pension benefit above the level provided to our other employees. We provide all eligible employees, including the named executive officers, with a 401(k) savings plan to which we make matching contributions. The 401(k) savings plan allows eligible employees to defer a percentage of their eligible compensation on a pre-tax basis, subject to the applicable dollar limit set by the Internal Revenue Service. We make a matching contribution of 100% of an employee's contribution up to 3% of eligible compensation and 50% of an employee's contribution on the next 2% of eligible compensation. As described below, in 2008, we granted each of the named executive officers supplemental retirement plan compensation in the form of a restricted stock grant that vests five years from date of grant.

  6.
  Employment Contracts and Severance Protection. Our named executive officers have three-year employment agreements with us. The primary purpose of the employment agreements is to set forth with clarity the terms and conditions of the executive's employment, to protect us from certain business risks (e.g., disclosure of trade secrets and improper competitive conduct), and to specify our right to terminate the employment relationship under various conditions. The employment agreements also protect the executive from certain risks, including termination of employment without cause. They do not, however, provide any special terms pertaining to a change in control of the Company. A summary of the provisions of the employment agreements for our named executive officers can be found below under "Employment Agreements."

  7.
  Stock Ownership Guidelines. Our Compensation Committee and Board strongly believe that the best way to strengthen the link between our named executive officers (and directors) and stockholders is to require these individuals to own a significant amount of our common stock. Within three years of the commencement of the program on January 1, 2007, the following levels are expected to be attained: our Chief Executive Officer must hold common stock with a value that is at least five times his salary; the Chief Financial Officer and the Senior Vice President, Customers and Technology must hold stock worth at least three times their respective salaries; and non-employee directors must hold stock worth at least five times their annual cash fees from serving as a director. Restricted stock and stock options are not counted for purposes of these guidelines. Our named executive officers have met these guidelines when the price of our stock was higher than its current level. Based on the closing trading price of our common stock on April 12, 2010, the stock ownership of two of our named executive officers is at only 75% and 85% of the ownership levels expected by the guidelines.

Primary Elements of Our Executive Compensation Program

        Our philosophy regarding each element of our executive compensation program is as follows:

  1.
  Base salary is what we pay our named executive officers for their efforts for doing their job, given their scope of responsibility and their accountability for results that impact our success;

  2.
  An annual incentive bonus is what we pay our named executive officers for the short-term results of their efforts, measured by the net income of the Company.

  3.
  An annual performance bonus is what we pay our named executive officers for the results of their efforts judged by the Compensation Committee by reference to several specified individual performance objectives; and

  4.
  Long-term/stock incentive compensation is what we pay executives as incentives to promote long-term results for their efforts, for growing the value of the enterprise, and for enhancing value for stockholders.

        Base Salary.    When establishing base salaries for our named executive officers, the Compensation Committee considers compensation paid for similar positions at comparable companies included in compensation surveys. Using this information, it establishes salary guidelines that reflect the responsibilities of the executive in relation to similar positions in comparable companies. The Compensation Committee considers the named executive officer's performance against certain corporate objectives, such as successful execution of our strategies; comparisons of budgeted amounts to actual amounts; and our overall profitability. Other factors, such as specific job responsibilities, length of time in their current position, and the potential for future advancement influence the Compensation Committee's final determination of salaries for the named executive officers.

        Annual Incentive Bonus.    Pursuant to our Performance-Based Plan approved by our stockholders, we provide annual incentive bonus awards for our named executive officers to promote the achievement of our short-term (i.e., annual) business objectives, which are also tied to shareholder value. The amount of the incentive bonus is based on the net income of the Company recognized for that fiscal year. The annual incentive bonus is paid in cash following completion of the audited financial statements of the Company for that year and certification, pursuant to Section 162(m) of the Internal Revenue Code, by the Compensation Committee.

        Annual Performance Bonus.    We provide annual performance bonus awards for our named executive officers to promote individual performance in meeting or exceeding objectives contained in the Company's strategy. This strategy and the performance objectives are updated and reviewed annually. The amount of the performance bonus award varies by the extent to which the named executive officer's target objectives are achieved. The total amount of performance bonus that may be awarded is set at a percentage of the named executive officer's base salary as provided in their respective employment agreements. At the start of each fiscal year, the Compensation Committee reviews and approves our performance objectives for the named executive officers. Our objectives consist of operating, strategic, and financial goals that are considered critical to our fundamental long-term goal of building stockholder value.

        After the end of the fiscal year, the Compensation Committee evaluates the performance of each named executive officer in meeting these target objectives. Awards are paid in cash following the determination of the award amounts.

        Long-Term Incentives and Retirement Benefits.    We currently provide long-term incentive awards to our named executive officers through our 2006 Stock Incentive Plan, which permits a broad range of types of equity grants. The purpose of the 2006 Stock Incentive Plan is to enable us to attract, retain and motivate our named executive officers and to align a significant portion of executive compensation with the long-term interests of our stockholders.

        In January 2010, we made grants of restricted stock to our named executive officers as compensation for their work in 2009. These grants vest in equal installments over three years, subject to continued employment with us. The purposes of the restricted stock grants are to retain the executive over a long timeframe and further strengthen the link between the named executive officer's compensation and the goal of building long-term value for stockholders. To the extent that dividends are declared and paid by the Company, any such dividends are paid on shares of restricted stock held by our named executive officers both prior to and after their vesting dates.

        In January 2008, we established a Supplemental Executive Retirement Plan ("SERP") to provide additional retirement benefits to our named executive officers based upon their salary levels, ages and years of service with the Company. The SERP benefit consists of shares of restricted stock granted under the 2006 Stock Incentive Plan. The Compensation Committee used the principles of a "defined benefit" pension plan to determine the number of shares of restricted stock to be granted to each of the executives. The shares of restricted stock vest upon the completion, from date of grant, of five additional years of service with the Company. The shares will vest immediately upon the occurrence of a change in control of the Company, death or disability, termination without cause, or termination of employment by the executive for good reason. The Compensation Committee reviews annually the current value of the restricted stock granted in 2008 to fund the SERP as it considers the over-all long-term incentives and retirement benefit portion of compensation for the named executive officers.

Compensation Decisions For Our Named Executive Officers

        Compensation of Chief Executive Officer.    In determining the compensation of Mr. Cariou, our President and Chief Executive Officer, the Compensation Committee focused on (i) competitive levels of compensation for chief executive officers who are leading a company of similar size and complexity and (ii) the importance of retaining a chief executive officer with the strategic, financial and leadership skills to ensure our continued growth and success. Harlon Group has advised us that Mr. Cariou's base salary, annual incentive target opportunity, and equity-based compensation for 2009 are consistent with reasonable, and competitive practices for high-performing chief executive officers.

        During 2009, Mr. Cariou continued to demonstrate strong leadership and vision for us, to implement key strategic initiatives that strengthen us and increase long-term stockholder value, and to enhance our competitiveness. Despite the difficult economic and market challenges facing the Company in 2009, we believe Mr. Cariou's leadership has been exceptional in enabling the Company to maintain the level of sales and margins it achieved in 2009 while wisely using Company resources in furthering opportunities for the Company's growth.

          Base Salary.    For 2009, Mr. Cariou's base salary was $455,400, a 3.5% increase from 2008. The Compensation Committee determined to keep Mr. Cariou's base salary at $455,400 for 2010, as management plans to keep salaries for all Company employees at their 2009 level.

          Annual Bonus.    We paid Mr. Cariou a total bonus of $307,082 for his performance in 2009. This bonus was comprised of two components: an incentive bonus pursuant to the Company's Performance-Based Plan and a performance bonus determined at the discretion of the Compensation Committee. Mr. Cariou's 2009 annual incentive bonus was $213,725, which is 2.5% of our annual consolidated net income for the year. The performance bonus was $93,357, which represented 20.5% (out of a possible 25% maximum target) of Mr. Cariou's salary. The Compensation Committee determined the amount of this performance bonus based on how well the Committee believed Mr. Cariou achieved important non-objective corporate goals related to corporate growth, budget performance, operations excellence, investor relations, development of management, enterprise-wide planning initiatives and risk management.

          Pursuant to the Performance-Based Plan, Mr. Cariou's annual incentive bonus opportunity for 2010 is an amount equal to 2.5% of our annual consolidated net income for the year up to an amount equal to 175% of Mr. Cariou's base salary and thereafter 1.0% of the Company's annual consolidated net income. Mr. Cariou is eligible in 2010 for a performance bonus of up to another 25% of salary if, in the opinion of the Compensation Committee and in its sole discretion, he achieves certain other important non-objective corporate goals, as described above.

          Long-Term Incentives.    No shares of restricted stock were granted to Mr. Cariou during 2009. The Compensation Committee granted Mr. Cariou a restricted stock award of 30,000 shares effective January 13, 2010 for his work in 2009. These shares of restricted stock vest annually in equal installments over three years from the grant date. The grant reflects (i) our view of the value of Mr. Cariou's long-term contribution to, and leadership of the Company, (ii) the Compensation Committee's and the Board's desire to retain Mr. Cariou and foster his desire to exceed our expectations, and (iii) competitive market practices.

Compensation of the Other Named Executive Officers.

          Richard A. Santa—Senior Vice President, Chief Financial Officer and Secretary.

          Base Salary.    For 2009, Mr. Santa's base salary was $284,625, a 3.5% increase from 2008. The Compensation Committee determined to keep Mr. Santa's base salary at $284,625 for 2010.

          Annual Bonus.    We paid Mr. Santa a total bonus of $132,595 for his performance in 2009. This bonus was comprised of two components: an incentive bonus pursuant to the Company's Performance-Based Plan and a performance bonus determined at the discretion of the Compensation Committee. Mr. Santa's 2009 annual incentive bonus was $85,490, which is 1.0% of our annual consolidated net income for the year. The Compensation Committee awarded a performance bonus of $47,105, which represented 16.55% (out of a possible 20% maximum target) of Mr. Santa's salary. The Compensation Committee determined the amount of this performance bonus based on how well the Committee believed Mr. Santa achieved important non-objective corporate goals related to enterprise-wide planning and other information technology initiatives, quality of financial and management reporting and analysis and management of the Company's various operations in addition to management development, investor relations and risk management.

          Mr. Santa's annual incentive bonus opportunity for 2010 is an amount equal to 1.0% of our annual consolidated net income for the year up to an amount equal to 125% of Mr. Santa's base salary and thereafter 0.5% of the Company's annual net income. Mr. Santa is eligible in 2010 for a performance bonus of up to another 20% of salary if, in the opinion of the Compensation Committee and at its sole discretion, he achieves certain other important non-objective corporate goals, as described above.

          Long-Term Incentives.    No shares of restricted stock were granted to Mr. Santa in 2009. We granted Mr. Santa a restricted stock award of 12,000 shares effective January 13, 2010 for his work in 2009. These shares of restricted stock vest annually in equal installments over three years. The grant reflects (i) our view of the value of Mr. Santa's long-term contribution to, and leadership of the Company, (ii) the Compensation Committee's and the Board's desire to retain Mr. Santa and foster his desire to exceed their expectations, and (iii) competitive marketplace practices.

          John G. Banker—Senior Vice President, Customers and Technology.

          Base Salary.    For 2009, Mr. Banker's base salary was $284,625, a 3.5% increase from 2008. The Compensation Committee determined to keep Mr. Banker's base salary at $284,625 for 2010.

          Annual Bonus.    We paid Mr. Banker a total bonus of $134,730 for his performance in 2009. This bonus was comprised of two components: an incentive bonus pursuant to the Company's Performance-Based Plan and a performance bonus determined at the discretion of the Compensation Committee. Mr. Banker's 2009 annual incentive bonus was $85,490, which is 1.0% of our annual consolidated net income for the year. The Compensation Committee awarded a performance bonus of $49,240, which represented 17.3% (out of a possible 20% maximum target) of Mr. Banker's salary. The Compensation Committee determined the amount of this performance bonus based on how well the Committee believed Mr. Banker achieved important non-objective corporate goals related to sales performance, risk management and enterprise-wide planning initiatives as well as management development and succession planning.

          Mr. Banker's annual incentive bonus opportunity for 2010 is an amount equal to 1.0% of our annual consolidated net income for the year up to an amount equal to 125% of Mr. Banker's base salary and thereafter 0.5% of the Company's annual net income. Mr. Banker is eligible in 2010 for a performance bonus of up to another 20% of salary if, in the opinion of the Compensation Committee and in its sole discretion, he achieves certain other important non-objective corporate goals cited above.

          Long-Term Incentives.    No shares of restricted stock were granted to Mr. Banker in 2009. We granted Mr. Banker a restricted stock award of 12,000 shares effective January 13, 2010 for his work in 2009. These shares of restricted stock vest annually in equal installments over three years. The grant reflects (i) our view of the value of Mr. Banker's long-term contribution to, and leadership of the Company, (ii) the Compensation Committee's and the Board's desire to retain Mr. Banker and foster his desire to exceed their expectations, and (iii) competitive marketplace practices.

Extension of Term of Employment Agreements

        In January 2010, upon the recommendation of the Compensation Committee, the Board extended the term of the employment agreements for each of our named executive officers for three years. The Board believed it was important to secure the services of these senior executives on a longer-term basis than the one-year terms of the existing agreements.

Impact of Regulatory Requirements

        Income Tax Considerations.    Under Section 162(m) of the Internal Revenue Code, unless various conditions are met that enable compensation to qualify as "performance-based," the annual compensation paid to each of our named executive officers who are covered employees will be tax-deductible only to the extent that it does not exceed $1,000,000. The 2006 Stock Incentive Plan as well as the Performance Based Plan have been designed to permit the Compensation Committee to grant awards that generally qualify as performance-based compensation for purposes of satisfying the conditions of Section 162(m) of the Code, thereby permitting us to receive a federal income tax deduction in connection with such awards even if they exceed $1,000,000. The Compensation Committee generally intends that compensation paid by us will be tax-deductible. However, it may choose to pay nondeductible compensation if it deems it necessary or desirable to attract, retain and reward the executive talent necessary for our success. For example, the restricted stock awards issued under the SERP do not satisfy the conditions of Section 162(m) of the Code, and we anticipate that amounts payable under the SERP at the end of the five year period that, together with other compensation paid in that year, exceed $1,000,000 will not deductible for federal income tax purposes.

        Accounting Considerations.    We are required to treat stock options and restricted stock as an expense under FASB Topic 718, "Share-Based Payments." The Compensation Committee takes this requirement into account in setting the awards under the 2006 Stock Incentive Plan and the vesting schedule that attaches to those awards.

Summary

        The Compensation Committee and the Board set executive compensation policy and pay opportunities for our named executive officers by keeping in mind competitive practice for a company like Dynamic Materials Corporation, the importance of incentivizing performance, and the continuing need to align the executives' interests with those of stockholders.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of Dynamic Materials Corporation has reviewed and discussed the "Compensation Discussion and Analysis" for the 2009 fiscal year with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the "Compensation Discussion and Analysis" be included in the Proxy Statement for the 2010 annual meeting of stockholders and incorporated by reference into the Company's annual report on Form 10-K for the year ended December 31, 2009.

Compensation Committee Members:
Dean K. Allen, Chairman Gerard Munera Bernard Hueber

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        We do not have any interlocking relationships between any member of our Compensation Committee and any of our executive officers that would require disclosure under the applicable rules promulgated under the U.S. federal securities laws.

 SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2009

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)

Yvon Pierre Cariou	2009	$455,400	$93,357	$0		$213,725	$35,627	(5)	$798,109
President and Chief Executive	2008	$440,000	$88,308	$2,856,750	(2)	$601,700	$32,945	(5)	$4,019,703
Officer	2007	$380,000	$226,000	$431,040		$614,669	$24,500	(5)	$1,676,209

Richard A. Santa	2009	$284,625	$47,105	$0		$85,490	$35,422	(6)	$452,642
Senior Vice President, Chief	2008	$275,000	$42,598	$1,684,120	(3)	$240,680	$32,179	(6)	$2,274,577
Financial Officer and Secretary	2007	$250,000	$142,500	$215,520		$245,867	$25,914	(6)	$879,801

John G. Banker	2009	$284,625	$49,240	$0		$85,490	$29,137	(7)	$448,492
Senior Vice President,	2008	$275,000	$46,173	$1,930,220	(4)	$240,680	$25,263	(7)	$2,517,336
Customers and Technology	2007	$250,000	$96,250	$215,520		$245,867	$23,490	(7)	$831,127

(1)
Amounts in this column represent the aggregate grant date fair value computed in accordance with FASB Topic 718. Assumptions used to determine the amounts in this column are the same as those used in the valuation of compensation expense for our audited financial statements. This column was prepared assuming none of the awards will be forfeited. The grant date fair values of restricted stock awards were based on the market price of our stock on the grant dates. For additional information about these restricted stock awards, refer to Note 6 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009.

(2)
Includes restricted stock awards in the amount of $738,300 granted on January 9, 2008 for the 2007 annual grant to the executive officers, $395,750 for restricted stock awards granted on December 10, 2008 for the 2008 annual grant to the executive officers and $1,722,700 for restricted stock awards granted on January 9, 2008 in connection with the SERP.

(3)
Includes restricted stock awards in the amount of $295,320 granted on January 9, 2008 for the 2007 annual grant to the executive officers, $158,300 for restricted stock awards granted on December 10, 2008 for the 2008 annual grant to the executive officers and $1,230,500 for restricted stock awards granted on January 9, 2008 in connection with the SERP.

(4)
Includes restricted stock awards in the amount of $295,320 granted on January 9, 2008 for the 2007 annual grant to the executive officers, $158,300 for restricted stock awards granted on December 10, 2008 for the 2008 annual grant to the executive officers and $1,476,600 for restricted stock awards granted on January 9, 2008 in connection with the SERP.

(5)
Includes expenses relating to a company-leased automobile that was provided to Mr. Cariou ($16,004 in 2009, $15,445 in 2008 and $12,200 in 2007), matching contributions under the company's 401(k) plan ($9,800 in 2009, $9,200 in 2008 and $9,000 in 2007), life insurance premium payments ($4,823 in 2009 and $3,300 in 2008 and 2007), and $5,000 in 2009 and 2008 for the reimbursement of professional fees for financial planning advisory services. Automobile expenses include monthly lease payments and all operating expenses (gas, maintenance, insurance, etc.).

(6)
Includes expenses relating to a company-leased automobile that was provided to Mr. Santa ($14,307 in 2009, $14,710 in 2008 and $13,645 in 2007), matching contributions under the company's 401(k) plan ($9,800 in 2009, $9,200 in 2008 and $9,000 in 2007), life insurance premium payments ($6,315 in 2009 and $3,269 in 2008 and 2007), and $5,000 in 2009 and 2008 for the reimbursement of professional fees for financial planning advisory services. Automobile expenses include monthly lease payments and all operating expenses (gas, maintenance, insurance, etc.).

(7)
Includes expenses relating to a company-leased automobile that was provided to Mr. Banker ($11,062 in 2009, $11,011 in 2008 and $11,971 in 2007), matching contributions under the company's 401(k) plan ($9,800 in 2009, $9,200 in 2008 and $9,000 in 2007), life insurance premium payments ($3,275 in 2009, $2,876 in 2008 and $2,519 in 2007), and $5,000 in 2009 and $2,176 in 2008 for the reimbursement of professional fees for financial planning advisory services. Automobile expenses include monthly lease payments and all operating expenses (gas, maintenance, insurance, etc.).

 GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR-END 2009

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target ($)	All Other Stock Awards: Number of Shares of Stock (#)(2)	Grant Date Fair Value of Stock Awards ($)(2)

Yvon Pierre Cariou(1)		$213,725
			None	None

Richard A. Santa(1)		$85,490
			None	None

John G. Banker(1)		$85,490
			None	None

(1)
Mr. Cariou's non-equity incentive plan award for 2009 was calculated by a formula specified in the Performance-Based Plan that provided an annual incentive equal to 2.5% of the company's 2009 net income up to an amount equal to 175% of Mr. Cariou's salary and thereafter 1.0% of the company's 2009 net income. Non-equity incentive plan awards for Mr. Santa and Mr. Banker were calculated by a formula specified in the Performance-Based Plan that provided annual incentives equal to 1% of the company's 2009 net income for each executive up to an amount equal to 125% of such executive's salary and thereafter 0.5% of the company's 2009 net income. The target award for each of the named executive officers reflects the incentive that was paid. Since the formula in the Performance-Based Plan contains no thresholds or maximums, these columns have been deleted.

(2)
No awards were granted to any named executive officers in 2009.

EMPLOYMENT AGREEMENTS

        On March 5, 2010, each of the named executive officers entered into amendments, effective as of January 1, 2010, to their existing employment agreements with the Company which were executed on April 23, 2008. The amendments extended the term of the existing employment agreements by an additional three years and made certain modifications to the termination clause.

  Yvon Pierre Cariou

        Mr. Cariou serves as our President and Chief Executive Officer pursuant to an amended employment agreement that is effective as of January 1, 2010 and ends on December 31, 2012, unless otherwise terminated by either party pursuant to the terms of the agreement. Mr. Cariou's employment agreement can be terminated at any time by us for cause (as defined below) effective immediately upon written notice to Mr. Cariou. The employment agreement also provides that Mr. Cariou can be terminated by us for any reason other than for cause upon the payment of an amount equal to the greater of the remaining salary payable through the term of the agreement or one year's salary payable in twelve monthly payments plus a bonus for such period based on the average bonus paid to Mr. Cariou for the two years preceding his termination multiplied by three, two or one if Mr. Cariou's employment is terminated during the first, second or third, respectively, twelve month period of the term, provided that Mr. Cariou releases us from all claims as a condition of receiving the payments. Mr. Cariou may terminate his employment with us at any time upon sixty days written notice (or upon such shorter period as the Company may agree in writing).

        The employment agreement provides for an annual base salary of $455,400, with annual adjustments at the discretion of our Board. The agreement also provides for annual incentive-based compensation. For the years ended December 31, 2010, 2011 and 2012, Mr. Cariou is eligible to receive a non-discretionary annual bonus equal to an amount equal to 2.5% of the Company's 2010, 2011 and 2012, respectively, consolidated net income up to an amount equal to 175% of Mr. Cariou's salary and thereafter 1.0% of the Company's 2010, 2011 and 2012, respectively, net income. For the years ended December 31, 2010, 2011 and 2012, Mr. Cariou is also eligible to receive a discretionary annual bonus equal to an amount up to 25% of his salary. Both the non-discretionary and discretionary bonuses will be determined based on performance goals and rules established by our Compensation Committee. The bonuses, if any, will be payable before March 15, 2011, 2012 and 2013. Under the employment agreement, Mr. Cariou is eligible to receive awards of restricted shares of Common Stock of the Company under the 2006 Stock Incentive Plan, subject to the terms and conditions of such plan and as granted by the Compensation Committee. If we terminate Mr. Cariou's employment for any reason other than for cause, all restricted shares and stock options held by Mr. Cariou will immediately vest, subject to the terms and conditions of the plan and the terms and conditions of the Company's 2006 Stock Incentive Plan. If Mr. Cariou dies during the term of his agreement, his estate will receive accrued but unpaid salary and the bonus he would have received with respect to the portion of the year prior to his death.

        Mr. Cariou also receives the following benefits: (i) term life insurance coverage in the amount of $750,000, which is in addition to the standard term life insurance provided in our standard benefit plan; (ii) participation in the executive long-term disability plan, subject to any waiting periods or exclusions required by the insurance provider; (iii) five weeks of vacation per year until such time as Mr. Cariou's length of service entitles him to additional vacation; (iv) participation in our standard benefit programs including health and dental insurance, term life insurance, accidental death and dismemberment insurance, short and long term disability, paid holiday, and certain other standard benefits provided by us; and (v) participation in our 401(k) retirement plan.

        Mr. Cariou's employment agreement also contains customary non-competition and non-solicitation covenants. These covenants are effective during Mr. Cariou's employment and for a period of two years following termination of his employment for any reason.

  Richard A. Santa

        Mr. Santa serves as our Senior Vice President and Chief Financial Officer pursuant to an amended employment agreement that is effective as of January 1, 2010 and ends on December 31, 2012, unless otherwise terminated by either party pursuant to the terms of the agreement. Mr. Santa's employment agreement can be terminated at any time by us for cause (as defined below) effective immediately upon written notice to Mr. Santa. The employment agreement also provides that Mr. Santa can be terminated by us for any reason other than for cause upon the payment of an amount equal to the greater of the remaining salary payable through the terms of the agreement or one year's salary payable in twelve monthly payments plus a bonus for such period based on the average bonus paid to Mr. Santa for the two years preceding his termination multiplied by three, two or one if Mr. Santa's employment is terminated during the first, second or third, respectively, twelve month period of the term, provided that Mr. Santa releases us from all claims as a condition of receiving the payments. Mr. Santa may terminate his employment with us at any time upon sixty days written notice (or upon such shorter period as the Company may agree in writing).

        The employment agreement provides for an annual base salary of $284,625, with annual adjustments at the discretion of our Board. The agreement also provides for annual incentive-based compensation. For the years ended December 31, 2010, 2011 and 2012, Mr. Santa is eligible to receive a non-discretionary annual bonus equal to an amount equal to 1% of the Company's 2010, 2011 and 2012, respectively, consolidated net income up to an amount equal to 125% of Mr. Santa's salary and thereafter 0.5% of the Company's 2010, 2011 and 2012, respectively, net income. For the years ended December 31, 2010, 2011 and 2012, Mr. Santa is also eligible to receive a discretionary annual bonus equal to an amount up to 20% of his salary. Both the non-discretionary and discretionary bonus will be determined based on performance goals and rules established by our Compensation Committee. The bonuses, if any, will be payable before

March 15, 2011, 2012 and 2013. Under the employment agreement, Mr. Santa is eligible to receive awards of restricted shares of Common Stock of the Company under the Company's 2006 Stock Incentive Plan, subject to the terms and conditions of such plan and as granted by the Compensation Committee. If we terminate Mr. Santa's employment for any reason other than for cause, all restricted shares and stock options held by Mr. Santa will immediately vest, subject to the terms and conditions of the plan and the terms and conditions of the Company's 2006 Stock Incentive Plan. If Mr. Santa dies during the term of his agreement, his estate will receive accrued but unpaid salary and the bonus he would have received with respect to the portion of the year prior to his death.

        Mr. Santa also receives the following benefits: (i) term life insurance coverage in the amount of $415,000 which is in addition to the standard term life insurance provided in our standard benefit plan; (ii) participation in the executive long-term disability plan, subject to any waiting periods or exclusions required by the insurance provider; (iii) five weeks of vacation per year until such time as Mr. Santa's length of service entitles him to additional vacation; (iv) participation in our standard benefit programs including health and dental insurance, term life insurance, accidental death and dismemberment insurance, short and long term disability, paid holiday, and certain other standard benefits provided by us; and (v) participation in our 401(k) retirement plan.

        Mr. Santa's employment agreement also contains customary non-competition and non-solicitation covenants. These covenants are effective during Mr. Santa's employment and for a period of one year, with respect to non-competition, and two years, with respect to non-solicitation, following termination of his employment for any reason.

  John G. Banker

        Mr. Banker serves as our Senior Vice President Customers and Technology pursuant to an amended employment agreement that is effective as of January 1, 2010 and ends on December 31, 2012, unless otherwise terminated by either party pursuant to the terms of the agreement. Mr. Banker's employment agreement can be terminated at any time by us for cause (as defined below) effective immediately upon written notice to Mr. Banker. The employment agreement also provides that Mr. Banker can be terminated by us for any reason other than for cause upon the payment an amount equal to the greater of the remaining salary payable through the terms of the agreement or one year's salary payable in twelve monthly payments plus a bonus for such period based on the average bonus paid to Mr. Banker for the two years preceding his termination multiplied by three, two or one if Mr. Banker's employment is terminated during the first, second or third, respectively, twelve month period of the term, provided that Mr. Banker releases us from all claims as a condition of receiving the payments. Mr. Banker may terminate his employment with us at any time upon sixty days written notice (or upon such shorter period as the Company may agree in writing).

        The employment agreement provides for an annual base salary of $284,625, with annual adjustments at the discretion of our Board. The agreement also provides for annual incentive-based compensation. For the years ended December 31, 2010, 2011 and 2012, Mr. Banker is eligible to receive a non-discretionary annual bonus equal to an amount equal to 1% of the Company's 2010, 2011 and 2012, respectively, consolidated net income up to an amount equal to 125% of Mr. Banker's salary and thereafter 0.5% of the Company's 2010, 2011 and 2012, respectively, net income. For the years ended December 31, 2010, 2011 and 2012, Mr. Banker is also eligible to receive a discretionary annual bonus equal to an amount up to 20% of his salary. Both the non-discretionary and discretionary bonus will be determined based on performance goals and rules established by our Compensation Committee. The bonuses, if any, will be payable before March 15, 2011, 2012 and 2013. Under the employment agreement, Mr. Banker is eligible to receive awards of restricted shares of Common Stock of the Company under the Company's 2006 Stock Incentive Plan, subject to the terms and conditions of such plan and as granted by the Compensation Committee. If we terminate Mr. Banker's employment for any reason other than for cause, all restricted shares and stock options held by Mr. Banker will immediately vest, subject to the terms and conditions of the Company's

2006 Stock Incentive Plan. If Mr. Banker dies during the term of his agreement, his estate will receive accrued but unpaid salary and the bonus he would have received with respect to the portion of the year prior to his death.

        Mr. Banker also receives the following benefits: (i) term life insurance coverage in the amount of $415,000 which is in addition to the standard term life insurance provided in our standard benefit plan; (ii) participation in the executive long-term disability plan, subject to any waiting periods or exclusions required by the insurance provider; (iii) five weeks of vacation per year until such time as Mr. Banker's length of service entitles him to additional vacation; (iv) participation in our standard benefit programs including health and dental insurance, term life insurance, accidental death and dismemberment insurance, short and long term disability, paid holiday, and certain other standard benefits provided by us; and (v) participation in our 401(k) retirement plan.

        Mr. Banker's employment agreement also contains customary non-competition and non-solicitation covenants. These covenants are effective during Mr. Banker's employment and for a period of two years following termination of his employment for any reason.

Definition of Cause

        For purposes of each of the named executive officer's employment agreements described above, "cause" is defined as: (i) a willful and substantial breach by the executive of the terms of his employment agreement or any written agreement between the executive and the Company that has a materially adverse effect on the business and affairs of the Company; (ii) the failure by the executive to substantially perform, or the gross negligence in the performance of, his duties hereunder for a period of fifteen days after the Chief Executive Officer of the Company or, in the case of the Chief Executive Officer, the Board has made a written demand for performance which specifically identifies the manner in which he or it believes that the executive has not substantially performed his duties; (iii) the commission by the executive of a willful act or failure to act of misconduct which is injurious to the Company, including, but not limited to, material violations of any Company policy (such as the Company's code of ethics); (iv) conviction or a plea of guilty or nolo contendere in connection with fraud or any crime that constitutes a felony in the jurisdiction involved; or (v) an act or failure to act constituting fraud or dishonesty that compromises the executive's ability to act effectively as a high-level executive of the Company.

2006 Stock Incentive Plan

        Under the respective award agreements, if the named executive officer's employment is terminated for any reason other than (i) death, (ii) disability, (iii) retirement or (iv) termination without cause (as defined in the executive's employment agreement), the named executive officer shall, for no consideration, forfeit to us any shares of restricted stock to the extent such shares are not vested at the time of such termination of employment. If the named executive officer's employment terminates due to death, disability, retirement, or is terminated without cause, any unvested shares of restricted stock will immediately vest on the date of the Executive's termination of employment for such reason.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2009

	Stock Awards

Name	Number of Shares of Stock Held that Have Not Vested (#)(2)	Market Value of Shares of Stock Held that Have Not Vested ($)(3)

Yvon Pierre Cariou	4,000	$80,200
	10,000	$200,500
	35,000	$701,750
	16,666	$334,153

Richard A. Santa	2,000	$40,100
	4,000	$80,200
	25,000	$501,250
	6,666	$133,653

John G. Banker	2,000	$40,100
	4,000	$80,200
	30,000	$601,500
	6,666	$133,653

(1)
There were no outstanding options at December 31, 2009.

(2)
These restricted stock awards were granted on June 6, 2007, January 9, 2008 (two grants for each executive officer) and December 10, 2008, respectively, and vest one-third on each of the first three anniversary dates except for the second set of awards granted on January 9, 2008 (the third row for each executive) under the SERP which vest five years from the date of grant, January 9, 2013. The shares qualify for dividends if and when the company declares dividend payments. Dividends of $0.08 per share were paid on these shares in 2009.

(3)
The fair market value is calculated as the product of the closing price on the last business day of 2009, or $20.05 per share, and the number of unvested shares.

Supplemental Executive Retirement Plan

        On January 9, 2008, the Board approved the SERP for the named executive officers. Under the terms of the SERP, on January 9, 2008, the Compensation Committee granted 35,000, 25,000 and 30,000 restricted shares of Company stock to Messrs. Cariou, Santa, and Banker, respectively, at the closing price of $49.22. These restricted shares were issued from the 2006 Stock Incentive Plan.

        The shares vest for each executive upon the completion, from the date of grant, of five additional years of service with the Company. The shares will vest immediately if the executive's employment with the Company is terminated:

  •
  involuntarily by the Company without "cause," as that term is defined in the executive's employment agreements with the Company (and as more fully described in the section of this proxy statement entitled "Employment Agreements—Definition of Cause");

  •
  by the executive, for "good reason," which shall mean substantial diminution in the executive's responsibilities or pay, as well as—without the executive's consent—a relocation of his principal place of business of more than 50 miles, or a substantial increase in his travel duties compared to the present;

  •
  by reason of the death or disability of the executive; or

  •
  upon a change in control of the Company, where Company stock or an equivalent stock is no longer provided.

        The Board intends to revisit the SERP after five years from the grant date, to determine whether to grant the then-present senior executive team a new round of restricted stock, subject to whatever vesting schedule and assumptions about future service, pay increases and increases in stock value may be appropriate under the circumstances. Additional information regarding the SERP is contained in the section of this proxy statement entitled "Compensation Discussion and Analysis—Primary Elements of Our Executive Compensation Program—Long-Term Incentives and Retirement Benefits."

OPTION EXERCISES AND STOCK VESTED DURING 2009

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)(2)

Yvon Pierre Cariou	10,000	$12,600
			5,000	$99,450
			4,000	$90,800
			8,334	$161,846

Richard A. Santa	15,000	$18,900
			2,000	$39,780
			2,000	$45,400
			3,334	$64,746

John G. Banker	7,500	$9,450
			2,000	$39,780
			2,000	$45,400
			3,334	$64,746

(1)
Represents the number of shares acquired on exercise multiplied by the difference between the per share market price of our common stock on the date of exercise and the per share exercise price.

(2)
Represents the number of shares vested multiplied by the per share market price of our common stock on the vesting dates.

 POTENTIAL PAYMENTS UPON TERMINATION

        The table below sets forth the potential payments to our named executive officers under various termination scenarios including termination without cause, termination as a result of death or disability and termination as a result of retirement, under the terms of their respective current employment agreements, the 2006 Stock Incentive Plan, and the 1997 Equity Incentive Plan. For purposes of this table, we have assumed the date of termination of employment (regardless of the circumstances) is December 31, 2009, and that termination occurred under the terms of the current employment agreements, which are effective beginning January 1, 2010. The price of our common stock on December 31, 2009, the last trading day of 2009, was $20.05. We have not included the financial effect of a termination for cause as the named executive officers are not entitled to any further compensation or benefits following such a termination. Furthermore, the amounts shown in the tables below do not include payments to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, including accrued salary and vacation pay. Payment of salary upon termination will be made in monthly payments while any salary owed upon termination will be paid in a single lump sum. Payment of these amounts after termination without cause is generally conditioned upon the former executive's exercise of waivers and continued compliance with non-competition and confidentiality obligations. We may make changes to the current employment and termination arrangements with our executive officers or enter into new arrangements from time to time. See "Employment Agreements."

	Yvon Pierre Cariou				Richard A. Santa				John G. Banker

Executive Benefits and Payments upon Termination of Employment	Involuntary Termination without Cause(1)		Death, Disability, Retirement(2)		Involuntary Termination without Cause(1)		Death, Disability, Retirement(2)		Involuntary Termination without Cause(1)		Death, Disability, Retirement(2)

Compensation:

Base Salary	$1,366,200	(3)	—		$853,875	(4)	—		$853,875	(5)	—

Incentive Bonus	$1,495,635	(6)	$307,082	(7)	$623,810	(8)	$132,595	(9)	$632,375	(10)	$134,730	(11)

Acceleration of vesting of Restricted Stock(12)	$1,316,603		$1,316,603		$755,203		$755,203		$855,453		$855,453

TOTAL	$4,178,438		$1,623,685		$2,232,888		$887,798		$2,341,703		$990,183

(1)
Includes involuntary termination without cause resulting from a change in control.

(2)
The only compensation payable to named executive officers in the event of death, disability or retirement, is the accelerated vesting of restricted stock awards and a pro-rated bonus for the portion of the fiscal year prior to his death, disability or retirement .

(3)
Equals three times the base salary of $455,400 for Mr. Cariou.

(4)
Equals three times the base salary of $284,625 for Mr. Santa.

(5)
Equals three times the base salary of $284,625 for Mr. Banker.

(6)
Equals three times the average bonus for 2008 and 2009 for Mr. Cariou.

(7)
Equals Mr. Cariou's 2009 bonus that was paid in 2010.

(8)
Equals three times the average bonus for 2008 and 2009 for Mr. Santa.

(9)
Equals Mr. Santa's 2009 bonus that was paid in 2010.

(10)
Equals three times the average bonus for 2008 and 2009 for Mr. Banker.

(11)
Equals Mr. Banker's 2009 bonus that was paid in 2010.

(12)
The value of the restricted stock is based on the closing market price of our common stock on December 31, 2009 ($20.05).

 DIRECTOR COMPENSATION FOR 2009

Non-employee Director(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Total ($)

Dean K. Allen	$49,000	$65,640	$0	$114,640

Gerard Munera	$35,000	$65,640	$0	$100,640

Bernard Hueber	$34,500	$65,640	$0	$100,140

Richard P. Graff	$36,000	$65,640	$0	$101,640

(1)
Mr. Cariou and Mr. Rospek have been omitted from the table because they do not receive any compensation for serving on our Board, beyond their compensation as employees of the Company. See the "Summary Compensation Table" for Mr. Cariou's compensation. See "Compensation for Directors—Rolf Rospek Compensation and Employment Agreement" below for Mr. Rospek's compensation.

(2)
The annual fees for each member of the Board and fees related to the applicable Board member's serving on committees are paid quarterly.

(3)
Amounts shown in this column represent the aggregate grant date fair value computed in accordance with FASB Topic 718. See Note 6 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009 regarding assumptions underlying valuation of equity awards. The grant date fair value of the restricted stock awarded to each director on June 4, 2009 was $65,640 for the 3,000 shares granted to each independent director. The 2009 restricted stock awards vest 100% on the later of the first annual stockholders meeting following the date of grant or one year from the date of grant. Restricted stock awards are forfeited for no consideration if a director's service is terminated for any reason. As of December 31, 2009, Mr. Allen had no outstanding options and 3,000 shares of restricted stock, Mr. Hueber had no outstanding options and 3,000 shares of restricted stock, Mr. Munera had 10,000 options outstanding and 3,000 shares of restricted stock, and Mr. Graff had no outstanding options and 3,000 shares of restricted stock.

Compensation for Directors

  Non-employee Directors

        In 2009, each of our non-employee directors received an annual retainer of $12,000 and per meeting fees of $2,000 for in-person attendance at Board meetings, $1,000 for Board meeting attendance by telephone, and $1,000 for attendance at committee meetings. In addition, each independent director received per meeting fees of $2,000 for attendance at executive sessions. The non-executive Chairman of the Board, Mr. Allen, receives an additional annual retainer for service in that position of $12,000 per year. Chairmen of the Board's committees receive an additional annual retainer for service in that position of $6,000 (Audit Committee), $4,000 (Compensation Committee), $2,000 (Nominating and Corporate Governance Committee), and $2,000 (Quality and Safety Committee) per year. The members of the Board were also eligible for reimbursement of their expenses incurred in connection with attendance at Board meetings.

        In 2009, we granted 3,000 shares of restricted stock to each individual serving as a non-employee director at the time of his re-election to the Board at our annual meeting of stockholders. The 2009 restricted stock awards vest 100% on the later of the first annual stockholders meeting following the date of grant or one year from the date of grant. Our intent is that approximately one-half of a non-employee director's annual fees will be cash, and the other one-half will be stock. Under our stock ownership guidelines, our non-employee directors are expected to hold stock worth at least five times their annual cash fees for serving as a director. Additional information about our stock ownership guidelines are contained in the section this proxy statement entitled "Compensation Discussion and Analysis—Philosophy and Objectives of our Executive Compensation Program—Stock Ownership Guidelines."

        The Compensation Committee determined to make no change for 2010 in the annual retainers and per meeting fees paid to non-employee directors.

  Rolf Rospek Compensation and Employment Agreement

        Mr. Rolf Rospek became a director of the Company in November 2007 upon the Company's acquisition of DYNAenergetics. Upon this acquisition, the Company's subsidiary, DYNAenergetics, entered into a three-year employment agreement with Mr. Rospek to serve as its managing director, effective as of October 1, 2007. After the initial three-year term, Mr. Rospek's employment agreement continues in effect until terminated by either party upon six months written notice. Notwithstanding the foregoing, DYNAenergetics may terminate his employment for cause at any time upon written notice.

        Pursuant to the terms of his employment agreement, Mr. Rospek receives a yearly salary of €169,543, with annual adjustments based on cost of living. In addition, Mr. Rospek receives an annual performance bonus of at least €42,400. Mr. Rospek also receives the following benefits: (i) payments under the DYNAenergetics pension plan; (ii) life insurance coverage in the amount of €250,000 in case of death or €500,000 in case of invalidity; (iii) continued payment in the event of disability or death for a maximum period of six months and three months, respectively; (iv) director and officer insurance coverage of at least €7.5 million; (v) reimbursement for an existing life insurance policy of Mr. Rospek with an annual payment of €56,169; (vi) reimbursement for business-related expenses, including first class travel; (vii) a company car with monthly leasing rates of not more than €1,020 and (viii) thirty working days of annual vacation.

        Mr. Rospek's employment agreement also contains non-competition and non-solicitation covenants. These covenants are effective during the term of Mr. Rospek's employment and for a period of two years following the termination of his employment agreement.

        For the year ended December 31, 2009, Mr. Rospek received a salary of $246,854 and a performance bonus of $61,084, which was paid in cash. Pursuant to his employment agreement, during 2009, the Company paid $2,328 into the DYNAenergetics pension plan with respect to Mr. Rospek, $78,335 of premiums on a life insurance policy for Mr. Rospek and $16,184 of automobile expenses. Mr. Rospek's compensation is paid to him in Euros. All amounts described in U.S. Dollars were converted using an average exchange rate for 2009.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of December 31, 2009 with respect to the shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by security holders	28,000	$10.37	584,750

Equity compensation plans not approved by security holders	—	$—	N/A

Total	28,000	$10.37	584,750

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the ownership of our common stock as of April 12, 2010 including, shares subject to stock options exercisable within 60 days, by: (i) each of our executive officers; (ii) each of our directors; and (iii) all of our executive officers and directors as a group.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner(2)	Number of Shares	Percent of Total
Yvon Pierre Cariou	196,440	1.52%
Richard A. Santa	154,934	1.20%
John G. Banker	97,388	*
Rolf Rospek	83,781	*
Dean K. Allen	54,500	*
Gerard Munera(3)	19,500	*
Bernard Hueber	10,000	*
Richard P. Graff	8,500	*
All executive officers and directors as a group (8 persons)	625,043	4.82%

*
Less than 1%

(1)
This table is based upon information supplied by officers, directors and filings made pursuant to Section 16(a) of the Exchange Act filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 12,959,663 shares of common stock outstanding on April 12, 2010, adjusted as required by rules promulgated by the SEC.

(2)
Unless otherwise indicated, the address of each beneficial owner is c/o Dynamic Materials Corporation, 5405 Spine Road, Boulder, Colorado 80301.

(3)
Includes 10,000 shares that may be acquired upon exercise of currently exercisable stock options. Shares of common stock subject to options that are exercisable within 60 days of April 12, 2010, are deemed to be beneficially owned by the person holding those options for the purpose of computing the percentage ownership of the person but are not treated as outstanding for the purpose of computing any other person's percentage ownership.

        The following table sets forth certain information regarding the ownership of our common stock as of April 12, 2010, by each person or group known by us to be the beneficial owner of more than 5% of our common stock.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
Brown Capital Management, Inc.(2) 1201 N. Calvert Street Baltimore, MD 21202	2,023,187	15.61%
BlackRock, Inc.(3) 40 East 52nd Street New York, NY 10022	728,902	5.62%

(1)
This table is based upon information supplied by the principal stockholders on the Statement of Beneficial Ownership filed on Schedule 13G with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 12,959,663 shares outstanding on April 12, 2010.

(2)
Based on the Statement of Beneficial Ownership filed on Schedule 13G/A on January 27, 2010, by Brown Capital Management, Inc., in its capacity as an investment advisor for shares owned by its clients. Brown Capital Management has the sole power to vote or direct the vote for 1,082,957 shares, and the sole power to dispose or direct the disposition of 2,023,187 shares.

(3)
Based the Statement of Beneficial Ownership filed on Schedule 13G on January 29, 2010, by BlackRock, Inc., in its capacity as an investment advisor for shares owned by its clients. BlackRock Inc. has the sole power to vote or direct the vote for 728,902 shares, and the sole power to dispose or direct the disposition of 728,902 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC an initial report of ownership and to report changes in ownership of our common stock and other equity securities. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

        To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2009, all Section 16(a) filing requirements applicable to our officers, directors, and greater than 10% beneficial owners were complied with and filed on time.

Code of Business Conduct and Ethics

        We have adopted a Code of Ethics applicable to each of the named executive officers. The Code of Ethics may be viewed on our website, www.dynamicmaterials.com.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Board recognizes that certain transactions, arrangements, and relationships between us, on the one hand, and members of the Board, certain officers and persons and entities affiliated with such persons, on the other hand, present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof), compared to transactions between us and unaffiliated third parties. Accordingly, the Board has adopted a written Related Party Transaction Policy and Procedures (the "Related Party Transaction Policy") for the purpose of establishing guidelines and procedures by which our Audit Committee shall evaluate and consider for approval all proposed Related Party Transactions, as more fully described therein.

        In accordance with the Related Party Transaction Policy, we may enter into, or continue with, a "Related Party Transaction" only if: (i) such transaction, arrangement or relationship has been approved or ratified by the Audit Committee in accordance with the guidelines set forth therein and (ii) such transaction arrangement or relationship contains commercial terms that are no less favorable to us than those that could be obtained in a transaction between us and an unrelated third party.

        All Related Party Transactions will be disclosed in our filings with the SEC to the extent required by the Securities Act of 1933, as amended, the Exchange Act and the rules and regulations promulgated thereunder.

HOUSEHOLDING

        As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including the Notice of Internet Availability of Proxy Materials, proxy statements, annual reports and information statements to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies thereof. Any request for multiple copies or paper copies of proxy materials should be directed to Dynamic Materials Corporation, c/o Corporate Secretary, 5405 Spine Road, Boulder, Colorado 80301, or by telephone at (303) 665-5700. Upon request, we will promptly deliver a separate copy. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

 OTHER MATTERS

        The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,
/s/ RICHARD A. SANTA RICHARD A. SANTA Senior Vice President, Chief Financial Officer and Secretary
April 14, 2010

        Accompanying this proxy statement is a copy of our Annual Report to Stockholders, which includes our Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2009. Additional copies of the Annual Report and the Form 10-K are available without charge upon written request to: Corporate Secretary, Dynamic Materials Corporation, 5405 Spine Road, Boulder, Colorado 80301.

PROXY	PROXY

DYNAMIC MATERIALS CORPORATION
5405 SPINE ROAD, BOULDER, COLORADO 80301

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
DYNAMIC MATERIALS CORPORATION
FOR THE ANNUAL MEETING OF STOCKHOLDERS—MAY 26, 2010

        The undersigned hereby constitutes and appoints Yvon Pierre Cariou and Richard A. Santa, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Dynamic Materials Corporation to be held at the St. Julien Hotel in Boulder, Colorado, on May 26, 2010, at 8:30 a.m. local time, and at any postponements, continuations and adjournments thereof, on all matters coming before said meeting.

        You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Director's recommendations. The persons named herein as agents and proxies cannot vote your shares unless you sign and return this card.

        PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

DYNAMIC MATERIALS CORPORATION
PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY. (X)

1.	Election of Directors	FOR all nominees (except as marked to the contrary below) ☐	WITHHOLD AUTHORITY to vote for all nominees ☐
(INSTRUCTION: To withhold authority to vote for any individual nominee mark the box next to the nominee's name below)
	Dean K. Allen ☐	Yvon Pierre Cariou ☐	Bernard Hueber ☐
	Gerard Munera ☐	Richard P. Graff ☐	Rolf Rospek ☐
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010
	FOR ☐	AGAINST ☐	ABSTAIN ☐
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.
The Board of Directors recommends a vote "FOR" the listed proposals.

Dated:	, 2010
Signature(s)

Please mark, sign and return promptly using the enclosed envelope. When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
NOMINEES
PROPOSAL 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
COMPENSATION PROCEDURES
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2009
GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR-END 2009
EMPLOYMENT AGREEMENTS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2009
OPTION EXERCISES AND STOCK VESTED DURING 2009
POTENTIAL PAYMENTS UPON TERMINATION
DIRECTOR COMPENSATION FOR 2009
EQUITY COMPENSATION PLAN INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
HOUSEHOLDING
OTHER MATTERS
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DYNAMIC MATERIALS CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS—MAY 26, 2010